SMART GLOBAL HOLDINGS, INC.

AMENDMENT NO. 4 TO
INVESTORS SHAREHOLDERS AGREEMENT

Dated as of January 29, 2018

SMART GLOBAL HOLDINGS, INC.

AMENDMENT NO. 4 TO INVESTORS SHAREHOLDERS AGREEMENT

This AMENDMENT NO. 4 TO INVESTORS SHAREHOLDERS AGREEMENT (this “Amendment”), dated as of January 29, 2018, amends the Amended and Restated Investors Shareholders Agreement, dated as of November 5, 2016 (the “Original A&R Investors Shareholders Agreement”) and as amended by Amendment No. 2 to Investors Shareholders Agreement dated as of May 30, 2017 and Amendment No. 3 to Investors Shareholders Agreement dated as of October 17, 2017 (as amended, the “A&R Investors Shareholders Agreement” and, together with this Amendment, this “Agreement”), by and among SMART Global Holdings, Inc. (f/k/a Saleen Holdings, Inc.), a Cayman Islands exempted company (together with its successors and assigns, the “Company”), Silver Lake Partners III Cayman (AIV III), L.P., a Cayman Islands exempted limited partnership (the “SLP Investor”), Silver Lake Technology Investors III Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLP Co-Investor”), Silver Lake Sumeru Fund Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLS Investor”), Silver Lake Technology Investors Sumeru Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLS Co-Investor”), the Management Investors (as defined in the A&R Investors Shareholders Agreement) and the Warrant Investors (as defined in the A&R Investors Shareholders Agreement).

WHEREAS, the Company, the SLP Investor, the SLP Co-Investor, the SLS Investor, the SLS Co-Investor and the initial Management Investors named therein entered into that certain Management Investors Shareholders Agreement, dated as of August 26, 2011 (the “Initial Agreement”), in order to set forth certain rights and other terms in connection with ownership of ordinary shares of the Company;

WHEREAS, the Company, the SLP Investor, the SLP Co-Investor, the SLS Investor and the SLS Co-Investor entered into the Original A&R Investors Shareholders Agreement to amend and restate the Initial Agreement in connection with the Amended Credit Agreement (as defined in the Original A&R Investors Shareholders Agreement) in order to set forth certain rights and obligations of the Warrant Investors with respect to the ownership of equity securities of the Company by the Warrant Investors, and the Management Investors and the Warrant Investors became parties thereto; and

WHEREAS, the Company, the SLP Investor, the SLP Co-Investor, the SLS Investor and the SLS Co-Investor desire to amend certain sections A&R Investors Shareholders Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned thereto in the A&R Investors Shareholders Agreement. The meanings assigned to all defined terms used in this Amendment shall be equally applicable to both the singular and plural forms of such defined terms.

Section 1.2. Amendment to Section 1.1 of the A&R Investors Shareholders Agreement. The definition for the term “Shares” in Section 1.1 of the A&R Investors Shareholders Agreement is hereby amended and restated in its entirety as follows:

“Shares” means the ordinary shares, par value $0.03 per share, of the Company.

ARTICLE II

AMENDMENTS

Section 2.1. Amendments to Section 3.4 of the A&R Investors Shareholders Agreement. Section 3.4 of the A&R Investors Shareholders Agreement is hereby amended and restated in its entirety as follows:

Section 3.4. Post-Initial Public Offering Transfers.

(a)  Certain Definitions. As used in this Section 3.4:

(i)  “Applicable Transfer Cap” means, with respect to the Key Management Investor or his Permitted Transferee at the date of a proposed transfer, a number of Transferrable Shares equal to (A) the Key Management Investor’s First Period Cap plus (B) if the transfer occurs after the commencement of the Second Period, the Key Management Investor’s Second Period Cap minus (C) the aggregate number of Transferrable Shares that the Key Management Investor and his Permitted Transferees have transferred on or after November 20, 2017 other than (1) to a Permitted Transferee pursuant to Section 3.2, (2) to satisfy tax withholding requirements in connection with the exercise, vesting or settlement, as applicable, of Options (or similar stock appreciation rights), Restricted Stock Units or restricted stock awards or (3) with the prior written consent of the Silver Lake Investors.

(ii)  “First Period” means the period beginning on November 20, 2017 and ending at the close of trading on May 30, 2018.

(iii)  “First Period Cap” means, with respect to the Key Management Investor or his Permitted Transferee at the date of the proposed transfer, a number of Transferrable Shares equal to (A) 638,518 multiplied by (B)(1) the aggregate number of Transferable Shares that are Transferred by the Silver Lake Investors on or after November 20, 2017 and prior to the end of the First Period divided by (2) 14,501,358.

(iv)  “Key Management Investor” means those Management Investors set forth on Exhibit C attached hereto on the date of this Agreement.

(v)  “Listing Exchange” means the NASDAQ Global Market or other nationally recognized stock exchange or listing system, in each case on which the Shares of the Company are at any time listed or quoted.

(vi)  “Non-Discretionary Sale Program” means a non- discretionary, automatic selling program for the sale of securities established with a nationally recognized registered broker/dealer that complies with customary market practices for non-discretionary, automatic selling programs instituted by senior executives of public companies pursuant to Rule 10b5-1 (or any successor provision) under the Exchange Act, as such provision is amended from time to time, which executes trades in the subject securities without direction or control by the Key Management Investor (except with respect to additions and reductions in the number of Transferrable Shares to be sold in a given Non-Discretionary Sale Program to the extent required by Section 3.4(c)(i) or Section 3.4(c)(ii)).

(vii)  “Post-IPO Transfer Restriction Periods” means, collectively, the First Period and the Second Period.

(viii)  “Second Period” means the period beginning and including May 31, 2018 and ending at the close of trading on May 30, 2020.

(ix)  “Second Period Cap” means, with respect to the Key Management Investor or his Permitted Transferee at the date of the proposed transfer, a number of Transferrable Shares equal to (A) 127,703 plus (B) the result of (X) 638,518 multiplied by (Y) (1) the aggregate number of Transferable Shares that are Transferred by the Silver Lake Investors during the Second Period divided by (2) 14,501,358.

(x)  “Trading Day” means a day on which the Listing Exchange is open for at least one-half (1/2) of its normal trading hours.

(xi)  “Transferred” with respect to Transferable Shares of any Silver Lake Investor means any Transferrable Shares, directly or indirectly, sold, exchanged, assigned, pledged, hypothecated, distributed, gifted or otherwise transferred, disposed of or encumbered, in each case, whether in such Silver Lake Investor’s own right or by its representative and whether voluntary or involuntary or by operation of law, including, for the avoidance of doubt, Transferrable Shares sold in a registered public offering, sold in a non-registered or private trade, or distributed to any person or entity, other than, in each case, to an affiliate of a Silver Lake Investor.

(b)  Termination of Section 3.4. Notwithstanding anything in this Section 3.4 to the contrary:

(i)  if (x) the Company and all of its Subsidiaries terminate the employment or service of the Key Management Investor without Cause (as defined in Section 5.1(e)) or (y) the Key Management Investor resigns from the Company and its Subsidiaries with Good Reason (as defined in Section 5.1(h)), in either case during any of the Post-IPO Transfer Restriction Periods, this Section 3.4 shall cease to apply to the Key Management Investor from and after the date of any such termination; provided, that for the avoidance of doubt, if (A) the Company and all of its Subsidiaries terminate the employment or service of the Key Management Investor for Cause or (B) the Key Management Investor resigns from the Company and its Subsidiaries, in each case during any of the Post-IPO Transfer Restriction Periods, this Section 3.4 shall continue to apply to such Key Management Investor in accordance with its terms;

(ii)  if all of the Silver Lake Investors, taken as a whole, cease to own any Securities, this Section 3.4 shall cease to apply to the Key Management Investor from and after the date that the Silver Lake Investors as a whole, own no Securities; and

(iii)  for the avoidance of doubt, this Section 3.4 shall terminate in its entirety upon the expiration of the Second Period.

(c)  Transfers During the Post-IPO Transfer Restriction Periods. Without limiting Section 3.1 or Section 3.5 and subject in all cases to Section 3.4(b), during the Post-IPO Transfer Restriction Periods, the Key Management Investor and his Permitted Transferees shall not transfer any Securities to any Person, except transfers of Transferable Shares (A) to Permitted Transferees pursuant to Section 3.2, (B) transfers to satisfy tax withholding requirements in connection with the exercise, vesting or settlement, as applicable, of Options (or similar stock appreciation rights), Restricted Stock Units or restricted stock awards, (C) upon receipt of the prior written consent of the Silver Lake Investors or (D) any other transfers as long as such proposed transfer is made in accordance with the Key Management Investor’s Applicable Transfer Cap as of such transfer. Notwithstanding anything in this Agreement to the contrary, Shares underlying Restricted Stock Units that vest after November 5, 2018 shall not be subject to any restrictions contained in this Agreement.

(i)  To the extent the Key Management Investor or his Permitted Transferee desires to transfer any Transferable Shares to any Person (other than (u)  a Permitted Transferee pursuant to Section 3.2, (v) in a registered underwritten offering in which one or more of the Silver Lake Investors participates, (w) in connection with a Tag-Along Sale, (x) to satisfy tax withholding requirements in connection with the exercise, vesting or settlement, as applicable, of Options (or similar stock appreciation rights), Restricted Stock Units or restricted stock awards, or (y) transfers upon receipt of the prior written consent of the Silver

Lake Investors) or implement a Non-Discretionary Sale Program (or increase the number of Transferrable Shares permitted to be sold thereunder), the Key Management Investor or his Permitted Transferee, as applicable, shall provide written notice (a “Post-IPO Transfer Notice”) of such action to the Company and the Silver Lake Investors at least one (1) Business Days prior thereto, setting forth, as applicable, (i) the number of Transferable Shares proposed to be transferred or covered by such Non-Discretionary Sale Program and (ii) the identity of the proposed transferee, if known, and the manner of disposition contemplated for such proposed transfer or the identity of the broker-dealer that will be establishing such Non-Discretionary Sale Program. Within one (1) Business Days following receipt of such Post-IPO Transfer Notice, the Company shall provide written notice to the Key Management Investor or his Permitted Transferee, as applicable, and the Silver Lake Investors setting forth the Applicable Transfer Cap for the Key Management Investor or his Permitted Transferee as of the date of delivery of such Post-IPO Transfer Notice, provided that the Key Management Investor or his Permitted Transferee, as applicable, shall provide the Company with all information reasonably requested by the Company in order to calculate such Applicable Transfer Cap.

(ii)  Notwithstanding the foregoing, if the Key Management Investor or his Permitted Transferees wishes to transfer a number of Transferrable Shares during the Second Period in excess of such Key Manager Investor’s or his Permitted Transferees’ Applicable Transfer Cap if the figure in clause (A) of the definition of Second Period Cap were “0”, then any such excess Transferrable Shares must be transferred pursuant to a Non-Discretionary Sale Program established in accordance with Section 3.4(c)(iii)

(iii)  The Key Management Investor or his Permitted Transferee may establish a Non-Discretionary Sale Program for the sale of Transferable Shares owned by the Key Management Investor and his Permitted Transferees at any time during an open trading window (which, for this purpose, shall include the period prior to the Initial Public Offering) for any or all of his Transferrable Shares as long as such Non-Discretionary Sale Program does not permit the sale of any such shares other than as permitted by this Agreement. Each Non- Discretionary Sale Program shall not permit the transfer of a number of Transferrable Shares in excess of the Applicable Transfer Cap for the Key Management Investor and his Permitted Transferees from time to time, but such cap shall never be less than the number of Transferable Shares permitted under the Applicable Transfer Cap at the time of creation of the Non-Discretionary Sales Program. Notwithstanding the foregoing, the Key Management Investor or his Permitted Transferee may amend any Non-Discretionary Sales Program to provide for sales of excess Transferable Shares as required by Section 3.4(c)(ii), but in all cases subject to the Applicable Transfer Cap for the Key Management Investor and his Permitted Transferee. For the avoidance of doubt, in no event shall the Key Management Investor or his Permitted Transferee be permitted to sell (whether or not pursuant to a Non-Discretionary Sales Program and whether or not in one or more transactions) an amount in excess of the Applicable Transfer Cap of the Key Management Investor.

Section 2.2. Amendments to Section 3.6 of the A&R Investors Shareholders Agreement. Section 3.6 of the A&R Investors Shareholders Agreement is hereby amended and restated in its entirety as follows:

Section 3.6. Tag-Along Rights.

(a)  If any of the Silver Lake Investors propose to transfer, in one (1) or a series of related transactions, Transferrable Shares (a “Tag-Along Sale”) to another Person, such Silver Lake Investor (the “Selling Silver Lake Investor”) shall give written notice (a “Transfer Notice”) of such proposed transfer to the Key Management Investor with respect to such Tag- Along Sale as far in advance, as is reasonably practicable as determined by such Silver Lake Investor, prior to the consummation of such proposed transfer, setting forth (i) such Silver Lake Investor’s estimate of the number of Transferable Shares proposed to be Transferred, (ii) such Silver Lake Investor’s estimate of the consideration to be received for such Transferable Shares by such Selling Silver Lake Investor, (iii) the identity of the purchaser (if known), (iv) any other material terms and conditions of the proposed transfer, (v) the fraction, expressed as a percentage, determined by dividing the estimated number of Transferable Shares to be purchased from all Silver Lake Investors selling in the Tag-Along Sale by 14,501,358 and (vi) an invitation to the Key Management Investor or his Permitted Transferee to irrevocably agree to include in the Tag-Along Sale a number of Transferable Shares held by the Key Management Investor or his Permitted Transferee equal to the product of 638,518 multiplied by the fraction, expressed as a percentage (the “Tag-Along Sale Percentage”), determined by diving the number of Transferable Shares that are actually purchased from all Silver Lake Investors selling in the Tag- Along Sale by 14,501,358 (such amount with respect to the Key Management Investor or his Permitted Transferee, the Key Management Investor’s or his Permitted Transferee’s “Tag-Along Shares”). In the event that more than one (1) Silver Lake Investor proposes to execute or participate in a Tag-Along Sale (including, for the avoidance of doubt, the exercise by any Silver Lake Investor of its own “tag-along” or participation rights), then all such transferring Silver Lake Investors shall be treated as the Selling Silver Lake Investor, and the Transferable Shares held and to be transferred by such Silver Lake Investors shall be aggregated under this Section 3.6, including for purposes of calculating the applicable Tag-Along Sale Percentage.

(b)  Upon delivery of a Transfer Notice, the Key Management Investor or his Permitted Transferee may either (i) irrevocably elect to include the Key Management Investor’s or his Permitted Transferee’s Tag-Along Shares in such Tag-Along Sale at the same price per Transferable Share and pursuant to the same terms and conditions as agreed to by the Selling Silver Lake Investor prior to the deadline specific by the applicable Silver Lake Investor in the Transfer Notice, or (ii) allow the Applicable Transfer Cap to be increased by the number of Shares that would otherwise be in the Tag-Along Shares amount. In the event that (x) the Key Management Investor or his Permitted Transferee does not deliver the irrevocable election contemplated by clause (i) of the immediately preceding sentence prior to the applicable deadline or (y) the form of the Silver Lake Investor transfer is a “distribution-in-kind” to its partners, then in either such case, the Key Management Investor and his Permitted Transferees shall not participate in the Tag-Along Sale and clause (ii) of the immediately preceding sentence shall apply with respect to such sale by the Selling Silver Lake Investor.

(c)  The Key Management Investor or his Permitted Transferees shall take or cause to be taken all reasonable actions as the Selling Silver Lake Investor deems to be necessary or desirable in or to consummate expeditiously such Tag-Along Sale pursuant to this Section 3.6, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, (ii) filing applications, reports, returns, filings or other documents or instruments with governmental authorities and (iii) otherwise cooperating with the Selling Silver Lake Investors and the Proposed Transferee.

(d)  Notwithstanding the delivery of any Transfer Notice, all determinations as to whether to complete any Tag-Along Sale and as to the timing, manner, price and other terms and conditions of any such Tag-Along Sale shall be at the sole discretion of the Selling Silver Lake Investor, and the Selling Silver Lake Investor and its Affiliates shall have no liability to the Key Management Investor or his Permitted Transferees arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Tag-Along Sale except to the extent such Selling Silver Lake Investor failed to comply with the provisions of this Section 3.6.

(e) This Section 3.6 shall terminate upon the expiration of the Second Period.

Section 2.3. Amendment to Exhibit C of the A&R Investors Shareholders Agreement. Exhibit C to the A&R Investors Shareholders Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

ARTICLE III

MISCELLANEOUS

Section 3.1. The A&R Investors Shareholders Agreement. Except as provided herein, all terms and conditions of the A&R Investors Shareholders Agreement remain in full force and effect.

Section 3.2. Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except that Cayman Islands law shall apply in respect of any fiduciary duty or any mandatory provision of Cayman Islands corporate law.

Section 3.3. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 3.4. Counterparts. This Agreement may be executed in any number of counterparts (which delivery may be by electronic transmission), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 4 to Investors Shareholders Agreement or caused this Amendment No. 4 to Investors Shareholders Agreement to be signed by its officer thereunto duly authorized as a deed as of the date first written above.

COMPANY:

SMART GLOBAL HOLDINGS, INC.		In the presence of:

By:	/s/ Jack Pacheco	/s/ Debbie Borden
	Name: Jack Pacheco	Signature of Witness
	Title: Executive Vice President, Chief	Name of Witness: Debbie Borden
Operating Officer and Chief Financial
Officer

[Signature Pages Follow]

SLP INVESTOR:

SILVER LAKE PARTNERS III CAYMAN
(AIV III), L.P.

By:	Silver Lake Technology Associates III
Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP III, Ltd.,
its General Partner
In the presence of:

By:	/s/ Kenneth Hao	/s/ Sue Hudson
	Name: Kenneth Hao	Signature of Witness
	Title: Director	Name of Witness: Sue Hudson

SLP CO-INVESTOR:

Silver Lake Technology Investors
III Cayman, L.P.

By:	Silver Lake Technology Associates III
Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP III, Ltd.,
its General Partner
In the presence of:

By:	/s/ Kenneth Hao	/s/ Sue Hudson
	Name: Kenneth Hao	Signature of Witness
	Title: Director	Name of Witness: Sue Hudson

[Signature Page Follows]

SLS INVESTOR:

SILVER LAKE SUMERU FUND CAYMAN, L.P.

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner

By:	SLTA Sumeru (GP) Cayman, L.P., its
General Partner

By:	Silver Lake Sumeru (Offshore) AIV GP,
Ltd., its General Partner
In the presence of:

By:	/s/ Ajay Shah	/s/ Cynthia Reyes-Orosco
	Name: Ajay Shah	Signature of Witness
	Title: Director	Name of Witness: Cynthia Reyes-Orosco

SLS CO-INVESTOR:

Silver Lake Technology Investors
Sumeru Cayman, L.P.

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner

By:	SLTA Sumeru (GP) Cayman, L.P., its
General Partner

By:	Silver Lake Sumeru (Offshore) AIV GP,
Ltd., its General Partner

In the presence of:

By:	/s/ Ajay Shah	/s/ Cynthia Reyes-Orosco
	Name: Ajay Shah	Signature of Witness
	Title: Director	Name of Witness: Cynthia Reyes-Orosco

[Signature Page for Amendment No. 4 to Investors Shareholders Agreement]

EXHIBIT C

KEY MANAGEMENT INVESTORS

Iain MacKenzie

[Amendment No. 4 to Investors Shareholders Agreement]